Exhibit 99.1

American Medical Technologies, Inc.

5556 Bear Lane * Corpus Christi, TX  78405

(361) 289-1145 / (361) 289-5554 FAX

AMERICAN MEDICAL TECHNOLOGIES SELLS LASER ASSETS TO BIOLASE AND SETTLES LAWSUIT

Corpus Christi, Texas - May 21, 2003 – American Medical Technologies, Inc. (ADLI:OTCBB) announced today that it had consummated the sale of its line of laser assets to Biolase Technology, Inc. in accordance with the terms of the agreement entered into on May 12, 2003.  The transaction, valued at approximately $5.5 million based on the current price of Biolase stock, involved the sale to Biolase of the inventory, equipment, patents, trademarks and other intellectual property and contracts related to AMT’s laser business.  In connection with the sale, the parties also settled the lawsuit filed in Biolase against AMT.

Roger W. Dartt, President and Chief Executive Officer of AMT, stated, “We are pleased that this $5.5 million transaction was consummated on schedule.  The value received will afford AMT the opportunities to concentrate on its basic dental product lines, KCP, Power Pac and Ultra Cam, and explore growth opportunities in dental, medical and industrial markets where AMT currently enjoys product and name recognition.”

Statements in this release concerning the Company’s plans and business prospects are “forward looking statements” within the meaning of the Securities Exchange Act of 1934 and are subject to uncertainties.  Such uncertainties include, without limitation, the ability of AMT to develop its remaining product lines, to operate profitably in the dental market without offering laser products and to expand into new markets.

AMT, headquartered in Corpus Christi, Texas, develops and manufactures advanced technologies in the field of dentistry and industry and markets them worldwide.  The company’s securities are quoted on the OTC Bulletin Board under the symbol ADLI, and its website is found at www.americanmedicaltech.com.

Contact:                                         American Medical Technologies, Inc.

Roger W. Dartt – 361-289-1145